ARTICLES OF RESTATEMENT
                                       OF
                                APPLE SOUTH, INC.


     1. The name of the Corporation is Apple South, Inc. (the "Corporation").

     2. The Articles of Incorporation of the Corporation have been amended and restated as set forth in text of the Restated Articles of Incorporation annexed hereto (the "Restated Articles of Incorporation") and made a part hereof.

     3. The Restated Articles of Incorporation contain an amendment to Article I which changes the Corporation's name to:

                               Avado Brands, Inc.

     4. The Restated Articles of Incorporation do not contain an amendment to the Corporation's Articles of Incorporation requiring shareholder approval.

     5. The Board of Directors of the Corporation have adopted the Restated Articles of Incorporation.

     6. The effective time and date of these Articles of Restatement are:

                         12:01 a.m. on October 13, 1998

     7. Pursuant to O.C.G.A. Section 14-2-1006.1, the Corporation has complied with all requirements for publication of a notice of change of corporate name and payment therefor has been made.

     IN  WITNESS   WHEREOF,   the  Corporation  has  caused  these  Articles  of
Restatement to be executed by its duly authorized officer as of October 7 , 1998.

                                                       APPLE SOUTH, INC.

                                        By:      /s/ John G. McLeod, Jr.
                                                 John G. McLeod, Jr., Secretary


























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

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               AVADO BRANDS, INC.


                                   ARTICLE ONE
                                      NAME

     The name of the corporation is Avado Brands, Inc.

                                   ARTICLE TWO
                                 CAPITALIZATION

     The corporation shall have the authority, exercisable by its Board of Directors, to issue up to 75,000,000 shares of voting common stock, $.01 par value per share (the "Common Stock"), and 10,000,000 shares of a special class of stock, $.01 par value per share (the "Special Stock"), any part or all of which shares of Special Stock may be established and designated from time to time by the Board of Directors, in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The holders of the outstanding shares of a class of stock shall not be entitled to vote as a separate class upon a proposed amendment to these Articles of Incorporation that is solely for the reason of increasing or decreasing the aggregate number of authorized shares of such class, and the number of such shares may be increased or decreased without such a vote, subject to such vote as shall otherwise be required by applicable law for the amendment of these Articles of Incorporation.

                                  ARTICLE THREE
                        LIMITATION ON DIRECTOR LIABILITY

     No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

     (i) any appropriation, in violation of a director's duties, of any business opportunity of the corporation;

     (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

     (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code; and

     (iv) any transaction from which the director received an improper personal benefit.

     If at any time the Georgia Business Corporation Code (the "Code") shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

     Any repeal or modification of the foregoing provisions of this Article Four shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.




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
                                  ARTICLE FOUR
                                PREEMPTIVE RIGHTS

     The shareholders of the corporation do not have a preemptive right to acquire the corporation's unissued or treasury shares.


     IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be executed by its duly authorized officer.


                                                        APPLE SOUTH, INC.

                                        By:      /s/  John G. McLeod, Jr.
                                                 John G. McLeod, Jr., Secretary


















































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